Item Q1 (a): Amendment to Amended and Restated Agreemen t of Limited Partnership
Amendment No. 6
to the
Amended and Restated Agreement of Limited Partnership
Federated Core Trust II, L.P.
a Delaware Limited Partnership

This Agreement of Limited Partnership is amended as foll ows, effective October 31, 2007:

A.	Strike subsection y, Series, of Section 3, Defini
tions, of Article I Names and Definitions, and substitute in its place the follows:


(y)	"Series" shall refer to the Emerging Markets Fixed
Income Core Fund, Mortgage Core Fund, and
Market Plus Core Fund and to each series of Interests estab lished and designated in the future under or in accordance with the provisions of Article III and shall mean an entity such as that described in Section
18(f)(2) of the 1940 Act, and subject to Rule 18f-2 thereund er.

       IN WITNESS WHEREOF, the parties named below have exe cuted this Partnership Agreement as of the 18th day of May, 2007.

Federated Private Asset Management, Inc., as
General Partner


By:	/s/ John W. McGonigle
	Name:  John W. McGonigle
	Title:  Executive Vice President

	DIRECTORS of the Partnership, solely in their capacit y as such and not as partners:

/s/ John F. Donahue		/s/ Peter E. Madden
John F. Donahue		Peter E. Madden

/s/ Thomas G. Bigley		/s/ Charles F. Mansfield, Jr.
Thomas G. Bigley		Charles F. Mansfield, Jr.

/s/ John T. Conroy, Jr.		/s/ John E. Murray, Jr.
John T. Conroy, Jr.		John E. Murray, Jr.

/s/ Nicholas P. Constankis		/s/ Thomas M. O'Neill
Nicholas P. Constantakis		Thomas M. O'Neill

/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts

/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh

/s/ Lawrence D. Ellis, M.D.		/s/ James F. Will
Lawrence D. Ellis, M.D.		James F. Will



Item Q1 (e): Amendment to Investment Advisory Contract

AMENDMENT #1
TO INVESTMENT ADVISORY CONTRACT
BETWEEN
FEDERATED INVESTMENT COUNSELING
AND
FEDERATED CORE TRUST II, L.P.

	This Amendment #1 (the "Amendment") to the Investment Advisory Contract dated December 1,
2001 (the "Contract") between Federated Investment Counseling (formerly, Federated Global Investment
Management Corp.) (the "Adviser") and Federated Core Trust II,
 L.P. (the "Trust") on behalf of its
portfolio Emerging Markets Fixed Income Core Fund (the "Fund")
 is made and entered into this 1st day of September, 2006. Terms used as defined herein, which are not otherwise defined herein, shall have meaning ascribed thereto in the Contract.

	WHEREAS, the Trust and the Adviser have entered into t he Contract; and

	WHEREAS, the Trust and the Adviser wish to amend the Co ntract on the terms and conditions set forth herein.

	NOW, THEREFORE, in consideration of the premises and mut ual covenants herein contained, and intending to be legally bound hereby, the parties hereto agr ee as follows:

1(a).	The Contract is hereby amended by deleting paragraph 3 i
n its entirety and replacing it with the following:

	"3.	The Adviser shall reimburse all ordinary expenses
 including out-of-pocket
expenses of the Fund and its allocable portion of Trust expenses including, without limitation, the expenses of organizing the Trust and continuing its existence; fees and expenses of Trustees and officers of the Trust; fees for adminis trative personnel and services; expenses incurred in the distribution of its shares ("S hares"), including expenses of administrative support services; fees and expenses of preparin g and printing its
Registration Statements under the Securities Act of 1933 and the Investment Company
Act of 1940, as amended, and any amendments thereto; expenses of re gistering and qualifying the Trust, the Fund, and Shares of the Fund under federa l and state laws and regulations; expenses of preparing, printing, and distributing pros pectuses (and any amendments thereto) to shareholders; interest expense, taxes, fees, and commissions of
every kind; expenses of issue (including cost of Share certificates
), purchase, repurchase,
and redemption of Shares, including expenses attributable to a prog ram of periodic issue;
charges and expenses of custodians, transfer agents, dividend disbu rsing agents, shareholder servicing agents, and registrars; printing and mailing costs, auditing,
accounting, and ordinary legal expenses; reports to shareholders a nd governmental officers and commissions; expenses of meetings of Trustees and shar eholders and proxy solicitations therefor; insurance expenses; association membership d ues and such ordinary nonrecurring items as may arise, including all losses and li abilities incurred in administering the Trust and the Fund; provided that the Fund shall p ay or cause to be paid its allocable share of such extraordinary expenses as may arise. Ex traordinary expenses means any expenses of unusual character that in the normal course of events would not
be expected to occur in the Fund's fiscal year or the excess over th e Fund's normal expenses due to unusual conditions in any fiscal year and include expe nses incurred in connection with litigation, proceedings, and claims and the legal obli gations of the Trust to indemnify its officers and Trustees and agents with respect thereto .."

1(b).	The Contract is hereby amended by deleting paragraph 4 in its e ntirety and replacing it with the
following:

	"4.	The Adviser will not charge a fee for the services rend
ered to each Fund
hereunder."

1(c).	The Contract is hereby amended by deleting paragraph 6 in its en tirety.  The remaining paragraphs
shall be re-numbered accordingly.

2.	The Amendments set forth herein shall become effective as to th
e Fund as of the date of initial
investment by a portfolio of Federated Managed Pool Series in the Fund.

3.	No Other Amendments.  Except as expressly amended hereby, the C ontract shall continue in full
force and effect in accordance with its terms.

	IN WITNESS WHEREOF, the parties hereto have caused this Amendmen t to be executed in their names and on their behalf by and through their duly authorized officers , as of the day and year first above written.

	FEDERATED INVESTMENT COUNSELING

	By:  /s/ William D. Dawson, III
	Name:  William D. Dawson, III
	Title:  Vice Chairman

	FEDERATED CORE TRUST II, L.P., on behalf of its portfolio, Emerging Markets Fixed Income
	Core Portfolio

	By:  /s/ J. Christopher Donahue
	Name:  J. Christopher Donahue
	Title:  President